Exhibit 3.1

FORM OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

GLOBAL ENTERTAINMENT & MEDIA HOLDINGS CORPORATION

     Global Entertainment & Media Holdings Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

     1. The name of the Corporation is Global Entertainment & Media Holdings Corporation. The original certificate of incorporation (the “Certificate of Incorporation”) was filed on January 22, 2008 with the Secretary of State of the State of Delaware.

     2. Pursuant to Sections 228, 242 and 245 of the DGCL, this Amended and Restated Certificate of Incorporation (this “Amended and Restated Certificate of Incorporation”) has been duly adopted in accordance therewith, and amends, restates and integrates the provisions of the original Certificate of Incorporation.

      3. The text of the Certificate of Incorporation is amended and restated by this Amended and Restated Certificate of Incorporation to read as follows:

     ARTICLE FIRST: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, State of Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

     ARTICLE SECOND: Subject to the immediately succeeding sentence, the purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “General Corporation Law”). In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges which are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation; provided, however, that in the event that a Business Combination (as defined below) is not consummated prior to the Termination Date (as defined below), then, with no further action required by the Corporation’s Board of Directors (the “Board of Directors”) or the Corporation’s stockholders, the purposes of the Corporation shall automatically on the Termination Date be limited to effecting and implementing the dissolution and liquidation of the Corporation and the taking of any other actions expressly required to be taken herein on or after the Termination Date and the Corporation’s powers shall thereupon be limited to those set forth in Section 278 of the General Corporation Law and as otherwise may be necessary to implement the limited purposes of the Corporation as provided herein.

ARTICLE THIRD:

     (a) Authorized Shares of Stock. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is One Hundred Fifty Million and Five Hundred Thousand (150,500,000), of which:

     (i) One Hundred Fifty Million (150,000,000) shares shall be Common Stock with a par value of $0.0001 per share (the “Common Stock”); and

     (ii) Five Hundred Thousand (500,000) shares shall be Preferred Stock with a par value of $0.0001 per share (the “Preferred Stock”).

     (b) Preferred Stock. Shares of Preferred Stock may be issued from time to time in series or otherwise and the Board of Directors is hereby authorized, subject to the limitations provided by law, to establish and designate (a “Preferred Stock Designation”) series, if any, of the Preferred Stock, to fix the number of shares constituting any such series, and to fix the voting powers, designations, and relative, participating, optional, conversion, redemption and other rights of the shares of Preferred Stock or series thereof, and the qualifications, limitations and restrictions thereof, and to increase and to decrease the number of shares of Preferred Stock constituting any such series. The authority of the Board of Directors with respect to shares of Preferred Stock or any series thereof shall include but shall not be limited to the authority to determine the following:

     I. The designation of any series;

     II. The number of shares initially constituting any such series;

     III. The rate or rates and the times at which dividends on the shares of Preferred Stock or any series thereof shall be paid, and whether or not such dividends shall be cumulative, and, if such dividends shall be cumulative, the date or dates from and after which they shall accumulate;

     IV. Whether or not shares of the Preferred Stock or series thereof shall be redeemable, and, if such shares shall be redeemable, the terms and conditions of such redemption, including but not limited to the date or dates upon or after which such shares shall be redeemable and the amount per share which shall be payable upon such redemption, which amount may vary under different conditions and at different redemption dates;

     V. The amount payable on the shares of Preferred Stock or series thereof in the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; provided, however, that the holders of such shares shall be entitled to be paid, or to have set apart for payment, not less than $0.0001 per share before the holders of shares of the Common Stock or the holders of any other class of stock ranking junior to the Preferred Stock as to rights on liquidation shall be entitled to be paid any amount or to have any amount set apart for payment; provided, further, that, if the amounts payable on liquidation are not paid in full, the shares of all series of the Preferred Stock shall share ratably in any distribution of assets other than by way of dividends in accordance with the sums which would be payable in such distribution if all sums payable were discharged in full;

     VI. Whether or not the shares of Preferred Stock or series thereof shall have voting rights, in addition to the voting rights provided by law, and, if such shares shall have such voting rights, the terms and conditions thereof, including but not limited to the right of the holders of such shares to vote as a separate class either alone or with the holders of shares of one or more other class or series of Preferred Stock and the right to have more than one vote per share;

     VII. Whether or not a sinking fund shall be provided for the redemption of the shares of Preferred Stock or series thereof, and, if such a sinking fund shall be provided, the terms and conditions thereof;

     VIII. Whether or not a purchase fund shall be provided for the shares of Preferred Stock or series thereof, and, if such a purchase fund shall be provided, the terms and conditions thereof;

     IX. Whether or not the shares of Preferred Stock or series thereof shall have conversion privileges, and, if such shares shall have conversion privileges, the terms and conditions of conversion, including but not limited to any provision for the adjustment of the conversion rate or the conversion price; and

     X. Any other relative rights, preferences, qualifications, limitations and restrictions.

(c) Common Stock.

     1. Dividends. Subject to the preferential dividend rights, if any, applicable to shares of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive only such dividends as may be declared by the Board of Directors.

     2. Liquidation. Except as set forth in ARTICLE FIFTH, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after distribution in full of the preferential amounts to be distributed to the holders of shares of Preferred Stock, the holders of shares of Common Stock shall be entitled, ratably, in proportion to the number of shares held by them, to receive all of the remaining assets of the Corporation available for distribution to holders of Common Stock.

     3. Voting Rights. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

     4. Conversion. The holders of Common Stock shall have no conversion rights other than as set forth in subparagraph C of ARTICLE FIFTH hereof.

     ARTICLE FOURTH: The Corporation’s existence shall terminate on the date (the “Termination Date”) which is 731 calendar days after the first day of the Target Business Acquisition Period (as defined below). This Article FOURTH may only be amended in connection with, and such amendment may only become effective upon, the consummation of a Business Combination (as defined below). A proposal to so amend this Article FOURTH shall be submitted to stockholders in connection with any proposed Business Combination pursuant to Article FIFTH (B) below.

     ARTICLE FIFTH: The following provisions (A) through (H) shall apply during the period commencing upon the filing of this Certificate of Incorporation and terminating upon the consummation of any Business Combination (as defined below), and may not be amended during the Target Business Acquisition Period (as defined below) except as provided in subparagraph (H) of this ARTICLE FIFTH. A “Business Combination” shall mean the initial acquisition by the Corporation of one or more assets or control of one or more businesses (collectively, the “Target Business”), through a merger, capital stock exchange, stock purchase, asset acquisition or other similar business combination having, collectively, a fair market value (as calculated in accordance with the requirements set forth below) of at least 80% of the amount in the Trust Fund (as defined below) (excluding the deferred underwriting discounts and commissions and taxes payable) at the time of such acquisition; provided, that any acquisition of multiple assets or businesses shall occur contemporaneously with one another. For purposes of this ARTICLE FIFTH, fair market value shall be determined by the Board of Directors based upon financial standards generally accepted by the financial community, such as actual and potential sales, earnings, cash flow and book value and will include any indebtedness of such business that the Corporation agrees to repay, refinance or assume in connection with the Business Combination. If the Board of Directors is not able to independently calculate the fair market value of the Target Business, the Corporation shall obtain an opinion with regard to such fair market value from an unaffiliated, independent investment banking firm which is a member of the Financial Industry Regulatory Authority and any successor organization thereto. The “Target Business Acquisition Period” shall mean the period from the effectiveness of the registration statement filed in connection with the Corporation’s initial public offering (“IPO”) with the United States Securities and Exchange Commission (the “SEC”) up to and including the first to occur of (a) a Business Combination or (b) the Termination Date.

     A. Upon completion of the IPO and the private placement of the Corporation’s warrants expected to take place immediately prior to the IPO (the “Private Placement”), the percentage set forth in the Corporation’s registration statement on Form S-1 filed with the Securities and Exchange Commission at the time it goes effective) of the offering proceeds of the IPO and the Private Placement (including the deferred portion of the IPO underwriter’s discount) shall be deposited and thereafter held in the Trust Fund. Except with respect to an amount equal to or less than the aggregate amount of interest earned on the Trust Fund, net of taxes payable, as set forth in the Company’s final prospectus filed with the SEC used in connection with the IPO, which will be released to the Corporation upon its demand, the Corporation shall not, and no officer, director or employee of the Corporation shall, disburse any of the offering proceeds held in the Trust Fund except in connection with (i) the payment of the Corporation’s income tax liability associated with the interest income earned on the proceeds held in the Trust Fund and any other applicable taxes, (ii) a Business Combination or thereafter, (iii) the conversion of the shares of Common Stock in accordance with subparagraph (C) below or (iv) the liquidation of the Corporation as provided in paragraph (D) below; in each case in accordance with the trust agreement between the Corporation and the trustee named therein regulating the Trust Fund.

     B. Prior to the consummation of any Business Combination, the Corporation shall submit such Business Combination to its stockholders for approval regardless of whether the Business Combination is of a type that would otherwise require such stockholder approval under the General Corporation Law. In addition to any other vote of stockholders of the Corporation required under applicable law, the Corporation may consummate a Business Combination only if holders of (i) a majority of the IPO Shares present and entitled to vote at the meeting to approve the Business Combination vote for the approval of such Business Combination, (ii) no more than 30% of the IPO Shares minus one share vote against the Business Combination and exercise their conversion rights described in paragraph C below and (iii) a majority of the outstanding shares of Common Stock entitled to vote at the meeting to approve the Business Combination vote to amend Article FOURTH of this Certificate of Incorporation.

     C. In the event that a Business Combination is approved in accordance with the above paragraph (B) and is consummated by the Corporation, any stockholder of the Corporation holding shares of Common Stock issued in the IPO (including shares purchased in the secondary market, “IPO Shares”) who voted against such Business Combination may, contemporaneously with (or prior to) such vote, demand that the Corporation convert such stockholder’s IPO Shares into cash. If so demanded, the Corporation shall, promptly after consummation of the Business Combination, convert such shares into cash at a per share conversion price equal to the quotient determined by dividing (i) the amount of the Trust Fund (inclusive of (a) the proceeds of the Private Placement, (b) any interest earned thereon, less (x) any amount used to pay federal, state or local income tax on such interest and any other applicable taxes, calculated as of two business days prior to the consummation of the Business Combination, and (y) up to an aggregate amount of interest earned on the Trust Fund, net of taxes payable, as set forth in the Company’s final prospectus filed with the Securities and Exchange Commission used in connection with the IPO, which will be released to the Corporation upon its demand, and (c) the IPO underwriters’ deferred discount and commission), by (ii) the total number of IPO Shares outstanding at that date. “Trust Fund” shall mean the trust account established by the Corporation at the completion of its IPO and into which the net proceeds of the IPO, including the amount representing the IPO underwriter’s deferred discount, and the proceeds of the Private Placement, less $100,000 to be used for working capital, are deposited.

Notwithstanding the foregoing paragraph C, any holder of IPO Shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group,” will be restricted from seeking conversion rights with respect to more than 10% of the IPO Shares, on a cumulative basis, which includes any exercise of conversion rights in connection with the stockholder vote required to approve a Business Combination. Shares converted in connection with the vote on a Business Combination will be aggregated for purposes of this 10% limit. For purposes of this Certificate of Incorporation, (i) “affiliate” shall mean, in respect of any specified person, any person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, the person specified and (ii) “group” shall have the meaning ascribed to such term in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.

     D. In the event that the Corporation does not consummate a Business Combination by the Termination Date, only the holders of IPO Shares (other than holders of the Company’s pre-IPO Common Stock) shall be entitled to receive liquidating distributions and the Corporation shall pay no liquidating distributions with respect to any other shares of capital stock of the Corporation. This paragraph (D) shall terminate automatically with no action required by the Board of Directors or the Corporation’s stockholders in the event the Business Combination has been consummated prior to the Termination Date.

     E. A holder of IPO Shares shall be entitled to receive distributions from the Trust Fund only in the event of a liquidation of the Corporation. A holder of IPO Shares (other than holders of the Company’s pre-IPO Common Stock) shall be entitled to receive a conversion payment per IPO Share as determined in paragraph (C) above only in the event such holder demands conversion of such holder’s shares in accordance with paragraph (C) above. In no other circumstances shall a holder of IPO Shares have any right or interest of any kind in or to the Trust Fund.

     F. Unless and until the Corporation has consummated a Business Combination as permitted under this ARTICLE FIFTH, the Corporation may not consummate any other business combination, whether by merger, stock exchange, stock purchase, asset acquisition or otherwise.

     G. The Corporation shall not, prior to a Business Combination, issue additional units, additional common stock, preferred stock, additional warrants, or any options or other securities convertible or exchangeable into common stock or preferred stock which participates in any manner in the proceeds held in the Trust Fund, or which votes as a class with the common stock on our Business Combination; provided that, the Corporation may issue any of the foregoing in connection with consummating a Business Combination.

     H. During the Target Business Acquisition Period, this ARTICLE FIFTH may only be amended upon (i) the adoption, in accordance with Section 242 of the General Corporation Law, by the Board of Directors of a resolution in favor of a proposed amendment, declaring that such amendment is in the best interests of and advisable to the Corporation and its stockholders and calling for the proposed amendment to be presented to the Corporation’s stockholders for approval; and (ii) the approval of the proposed amendment by unanimous vote of all the shares of Common Stock outstanding and entitled to vote on such proposed amendment, at a meeting called and held upon notice in accordance with Section 222 of the General Corporation Law.

     ARTICLE SIXTH: The Board of Directors shall be divided into three classes: Class I, Class II and Class III. The number of directors in each class shall be as nearly equal as possible. The directors of the Corporation on the date hereof shall determine their class. To the extent any additional directors are elected or appointed prior to the Corporation’s first annual meeting of stockholders, the directors of the Corporation shall determine the class of such additional directors. The directors in Class I shall be elected for a term expiring at the first annual meeting of stockholders, the directors in Class II shall be elected for a term expiring at the second annual meeting of stockholders and the directors in Class III shall be elected for a term expiring at the third annual meeting of stockholders. Commencing at the first annual meeting of stockholders, and at each annual meeting of stockholders thereafter, directors elected to succeed those directors whose terms expire in connection with such annual meeting of stockholders shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Except as the General Corporation Law may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in connection therewith, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Corporation’s bylaws), or by the sole remaining director. Except as otherwise provided in this Certificate of Incorporation, all directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

     ARTICLE SEVENTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

     A. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the bylaws of the Corporation. Election of directors need not be by written ballot unless the bylaws so provide. Election of directors need not be by ballot unless the bylaws of the Corporation so provide.

     B. The Board of Directors shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the bylaws of the Corporation as provided in the bylaws of the Corporation.

     C. The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

     D. In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the laws of Delaware, of this Certificate of Incorporation, and to any bylaws from time to time made by the stockholders; provided, however, that no bylaw so made shall invalidate any prior act of the directors which would have been valid if such bylaw had not been made.

     ARTICLE EIGHTH: A. The Corporation, to the full extent permitted by Section 145 of the General Corporation Law, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.

     B. A director of the Corporation shall not be personally liable to the Corporation and to its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

     C. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in sub-paragraph (D) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board of directors of the Corporation. The right to indemnification conferred in this ARTICLE EIGHTH shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this ARTICLE EIGHTH or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

     D. If a claim under sub-paragraph (C) of this ARTICLE EIGHTH is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard or conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

     E. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this ARTICLE EIGHTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

     F. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law.

     G. Any repeal or modification of any provision of this Article EIGHT shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

     ARTICLE NINTH: Any action required or permitted to be taken by the holders of Common Stock must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation may be called only by or at the direction of the Board, the Chairman of the Board or the Chief Executive Officer of the Corporation.

     ARTICLE TENTH: Subject to the provisions set forth in Article FIFTH, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

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     IN WITNESS WHEREOF, I, the undersigned, being the President and Secretary, do hereby certify that the facts hereinabove stated are truly set forth and, accordingly, I have hereunto signed this Amended and Restated Certificate of Incorporation on the ___day of ______ 2008.

By:
Name: Mark J. Piegza
Title: President and Secretary